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                                                                    EXHIBIT 21.1

                    SCHUFF STEEL COMPANY LIST OF SUBSIDIARIES


NAME OF ENTITY                                      JURISDICTION OR ORGANIZATION

1.       B & K Steel Fabrications, Inc.                Arizona

2.       Addison Structural Services, Inc.             Florida

3.       Addison Steel, Inc.                           Florida

4.       Quincy Joist Company                          Florida

5.       Six Industries, Inc.                          Texas

6.       Aitken, Inc.                                  Texas

7.       Bannister Steel, Inc.                         California